EXHIBIT 33.2
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Management Assessment
Management of Bankers Trust Company, N.A. (the Company) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to its document custodian responsibilities for the Principal Life Insurance Company Secured Notes Program (the Program) as defined in its Custodial Agreement dated March 5, 2004 (the Platform) as of and for the year ended December 31, 2006. Accordingly, Item 1122(d) (4) (ii) is applicable to the activities performed by the Company with respect to the Platform covered by this report. The remaining servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB are not applicable to the activities performed by the Company with respect to the Platform covered by this report.
The Company’s management has assessed the effectiveness of its compliance with the applicable servicing criteria as of and for the year ended December 31, 2006. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.
Based on such assessment, the Company’s management believes that, as of and for the year ended December 31, 2006, the Company has complied in all material respects with the servicing criterion set forth in Item 1122(d)(4)(ii) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.
KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criterion as of and for the year ended December 31, 2006.

Dated this 14th day of March, 2007	BANKERS TRUST COMPANY, N.A.
	By:	/s/ Charles H. Leibold
Charles H. Leibold VP & Director, Wealth Management Services

453 7th Street • P.O. Box 897 • Des Moines, Iowa 50304-0897 • 800-362-1688 • www.bankerstrust.com.